EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information:
Jim DeNike	Jill Dolgin	Laura Liotta
Corixa Corporation	GlaxoSmithKline	Sam Brown Inc.
206-754-5716	919-483-2839	610-353-4545
denike@corixa.com	jill.g.dolgin@gsk.com	laura@sambrown.com

CORIXA AND GLAXOSMITHKLINE ANNOUNCE FDA APPROVAL
OF BEXXAR®

The BEXXAR® Therapeutic Regimen Produced Durable Responses
in Patients with Follicular Non-Hodgkin’s Lymphoma (NHL) Whose Disease Had
Relapsed After Chemotherapy and was Refractory to Rituximab

SEATTLE and PHILADELPHIA, June 30, 2003 – Corixa Corporation (Nasdaq: CRXA) and GlaxoSmithKline (NYSE: GSK) today announced that the U.S. Food and Drug Administration (FDA) has approved BEXXAR® (Tositumomab and Iodine I 131 Tositumomab) for the treatment of patients with CD20 positive, follicular, non-Hodgkin’s lymphoma (NHL), with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy. BEXXAR will be co-marketed in the United States by Corixa and GlaxoSmithKline.

“The approval of BEXXAR is the culmination of a decade of collaboration between our scientists and many outside investigators and is a victory for patients with NHL who have been waiting for new options,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa Corporation. “This is also a key milestone for Corixa. We are focused on ensuring the efficient introduction and commercial success of our first product. With the support of our partner GlaxoSmithKline, we will be ready to start filling orders for BEXXAR from cancer treatment centers in approximately 30 days.”

“BEXXAR represents our vision of a new direction in cancer therapy. It is a targeted treatment that is also specifically dosed based on individual patient characteristics, it is given in a single short course of therapy, and it can provide durable responses in patients whose disease does not respond to other treatments,” said Kevin Lokay, vice president of Oncology at GlaxoSmithKline. “We have dedicated significant resources to training and supporting the treatment teams who will be administering the BEXXAR therapeutic regimen to ensure this important new therapy is available as soon as possible for the patients who will benefit from it.”

BEXXAR is a dual-action therapy that pairs the tumor-targeting ability of a cytotoxic (cancer killing) monoclonal antibody (Tositumomab) and the therapeutic potential of radiation (Iodine-131) with patient-specific dosing. Combined, these agents form a radiolabeled monoclonal antibody (Iodine I 131 Tositumomab) that is able to bind to the target antigen CD20 found on NHL cells, thereby initiating an immune response against the cancer and delivering a dose of radiation directly to tumor cells.

The efficacy of the BEXXAR therapeutic regimen was examined in a multi-center, single-arm study of 40 patients with follicular NHL whose disease had relapsed following or had not responded to Rituximab. The median age of patients in the study was 57 (range: 35-78) and the median number of prior chemotherapies was 4 (range: 1-11). Eighty-eight percent of patients met the definition of Rituximab refractory (defined as no response or a response of less than 6 months in duration). In patients with Rituximab refractory disease, 63 percent of patients had a response to BEXXAR, with a median duration of response of 25 months. Twenty-nine percent of patients had a complete response (no clinical signs of disease) to BEXXAR. The median duration of complete responses has not been reached after a median follow up of 26 months.

The results of this study were supported by demonstration of durable objective responses in four other single-arm studies enrolling 190 patients with Rituximab-naïve, follicular NHL, with or without transformation, who had relapsed following or were refractory to chemotherapy. In these studies, the overall response rates ranged from 47 percent to 64 percent and the median durations of response ranged from 12 to 18 months.

“BEXXAR produced an impressive rate of complete and durable remissions in patients who had relapsed following or failed to respond to both chemotherapy and Rituximab therapy,” said Mark S. Kaminski, M.D., professor of internal medicine and co-director of the Leukemia/Lymphoma/Bone Marrow Transplant Program at the University of Michigan Cancer Center. “BEXXAR gives us the opportunity to offer real hope to the follicular NHL patients including those who have exhausted other treatment options.”

The most common adverse reactions occurring in the clinical trials included neutropenia, thrombocytopenia and anemia that can be both prolonged and severe. Of 230 patients included in the safety data from five clinical trials, 63 percent had documented Grade 3 or 4 neutropenia, 53 percent had Grade 3 or 4 thrombocytopenia, and 29 percent had Grade 3 or 4 anemia. Twenty-seven percent of patients received one or more blood transfusions or blood cell growth factors, eight percent of patients experienced a serious infection and 12 percent experienced bleeding events; the majority were mild to moderate. The most common non-hematologic side effects included asthenia (weakness), fever, nausea, infection and cough. The BEXXAR therapeutic regimen was associated with a risk of hypothyroidism and human anti-murine antibody (HAMA) formation. Certain chemotherapy agents and ionizing radiation have been associated with the development of myelodysplasia (MDS), secondary leukemia and solid tumors. MDS, secondary leukemia and solid tumors have also been observed in patients receiving the BEXXAR therapeutic regimen. BEXXAR carries a warning about infusion-related reactions that may be induced by the administration of foreign proteins. Hypersensitivity reactions occurred in six percent of patients. Adjustments of the rate of infusion to control adverse reactions occurred in seven percent of patients.

The BEXXAR Therapeutic Regimen
The BEXXAR therapeutic regimen consists of four components administered in two steps over seven to fourteen days, usually on an outpatient basis. The first set of infusions includes the non-radioactive antibody, Tositumomab, used to improve the distribution in the body of the subsequent radioactive antibody and increase its uptake in the tumor, followed by a dosimetric infusion, containing the antibody and a trace amount of radioactive Iodine-131. The dosimetric step allows the rate of clearance of radioactivity from the body to be determined by the use of gamma camera counts obtained at three time points. Clearance is dependent on factors such as tumor size and bone marrow involvement. From these determinations, the patient-specific amount of radioactivity necessary to deliver the targeted therapeutic total body dose of radiation can be calculated. Seven to fourteen days after the dosimetric step, the patient returns for the therapeutic step, which includes two infusions, again beginning with the non-radioactive antibody, followed by the calculated patient-specific radioactivity needed to deliver the targeted total body dose of radiation.

About Non-Hodgkin’s Lymphoma (NHL)
NHL is a form of cancer that affects the blood, bone marrow and lymphatic tissues. Non-Hodgkin’s lymphoma currently is the sixth-leading cause of cancer-related deaths in the United States, is expected to claim the lives of 23,400 Americans this year, and has the second-fastest growing mortality rate. According to statistics from the National Cancer Institute (NCI), approximately 300,000 people are afflicted with NHL in the United States alone. Of that total, 25 to 40 percent have follicular NHL, making it the second most common type. Transformed NHL is an aggressive and difficult to treat form of follicular NHL with a particularly poor prognosis.

Please consult the complete Prescribing Information for more information on BEXXAR.

Healthcare professionals and people with non-Hodgkin’s lymphoma may obtain more information about the BEXXAR therapeutic regimen by calling 1-877-4BEXXAR or visiting www.bexxar.com.

Investor Conference Call
Corixa and GSK will discuss the FDA’s approval of BEXXAR in a conference call and webcast on Monday, June 30, 2003 at 8:00 a.m. ET/5:00 a.m. PT. To access the live conference call, dial 800-289-0496 (domestic) or 913-981-5519 (international). Webcast participants can sign up at the Investors page of Corixa’s web site (http://www.corixa.com/default.asp?pid=invest). A recorded replay of the conference call can be accessed through the website, or by dialing 888-203-1112 (domestic) or 719-457-0820 (international), and entering passcode 309427. The call will be rebroadcast until midnight ET, July 8th.

About Corixa
Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa® technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com.

About GlaxoSmithKline
GlaxoSmithKline (NYSE: GSK) is one of the world’s leading research-based pharmaceutical and healthcare companies. GlaxoSmithKline is committed to improving the quality of human life by enabling cancer patients to do more, feel better and live longer. For more information, visit www.gsk.com.

Corixa Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the prospects for treatment with our product, BEXXAR, statements regarding the efficient introduction and commercial success of BEXXAR, statements regarding our ability to fill patient orders for BEXXAR, and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GlaxoSmithKline Forward-Looking Statements
Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this Announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under Risk Factors in the Operating and Financial Review and Prospects in the Company’s Annual Report on Form 20-F for 2002, filed with the U.S. Securities and Exchange Commission.

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